Exhibit 10.6

August 6, 2002

Private & Confidential

Mr. Michael P. Scarpelli

Re:          Employment with HPL

Dear Mike:

The Board of Directors of HPL Technologies, Inc. has approved the following modifications to your employment arrangement:

1.               Title, Reporting Duties and Responsibilities.  Effective July 19, 2002, you title will be Chief Financial Officer and Senior Vice President of Administration.  You will report directly to the CEO.  In the absence of a CEO, you will report directly into the Board of Directors.

2.               Salary and Bonus.  Your monthly salary will increase from $18,750.00 to $20,833.33 ($250,000 on an annual basis).   You will also receive an automatic guaranteed bonus of $100,000 payable 50% on January 18, 2003 and 50% on July18, 2003.  In the event that a Corporate Transaction (as defined in Section 10.2(a) of the Company’s 2001 Equity Incentive Plan (the “Plan”)) occurs, you will be entitled to the immediate payment of the balance of any unpaid guaranteed bonus.

3.               Corporate Transaction.  In the event of a Corporate Transaction (as defined in Section 10.2(a) of the Plan) occurs and the acquiring or successor company does not offer you a comparable employment position, you shall be entitled to a severance payment of 50% of your annual salary.

All other terms and conditions of your employment letter dated December 9, 2001 remain in effect.

Sincerely,

/s/ Elie Antoun
Elie Antoun
Chairman of the Board of Directors and Interim Chief Executive Officer